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                                                                     EXHIBIT 1.7


                                                November 17, 1997


                              THIRD AMENDMENT TO
                            SALES AGENCY AGREEMENT
                            DATED DECEMBER 6, 1995
                            ----------------------



PAINEWEBBER INCORPORATED
 1285 Avenue of the Americas
 New York, New York  10019

Gentlemen:

        The Sales Agency Agreement, dated December 6, 1995 (as previously amended by the First Amendment thereto dated September 10, 1996 and the Second Amendment thereto dated March 4, 1997, the "Sales Agency Agreement"), between Capstead Mortgage Corporation (the "Company") and you relating to the sale of up to 5,625,000 shares of the Company's common stock, par value $0.01 per share, is hereby amended as set forth in the numbered paragraphs below. All capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Sales Agency Agreement.

        1. Section 1 of the Sales Agency Agreement is amended hereby to provide that the "Maximum Amount" of Stock to be sold pursuant to the Sales Agency Agreement shall be 10,625,000.

        2.      Section 2(a) of the Sales Agency Agreement is amended as
follows:
                (i)     the reference to Registration No. 33-62212 is replaced
by a reference to Registration No. 333-26865, and
                (ii) the last two sentences of such section are deleted in their entirety and replaced with the following: "As of the close of business on November 14, 1997, 2,698,350 shares of Stock were available for issuance pursuant to the Registration Statement, which permits their sale in the manner contemplated by this Agreement. To the extent the Company desires to sell more than 2,698,350 shares of Stock pursuant to this Agreement or to the extent the amount of Stock registered under the Registration Statement is otherwise depleted, the Company shall file a new registration statement with respect to such shares and shall cause such registration statement to become effective. After the effectiveness of said registration statement, all references to "Registration Statement" included in this Agreement shall be deemed to include such new registration statement."
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        3.  This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

        4. This Amendment may be signed by any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

        5. Except as expressly amended hereby, the Sales Agency Agreement shall remain in full force and effect.

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        If the foregoing is in accordance with your understanding, please sign and return to us a counterpart hereof, whereupon this letter and the acceptance by you thereof shall constitute a binding agreement between the Company and in accordance with its terms.

                                   Very truly yours,

                                   CAPSTEAD MORTGAGE CORPORATION


                                   By:  /s/ Andrew F. Jacobs
                                      ------------------------------------------
                                      Name: Andrew F. Jacobs
                                      Title: Senior Vice President and Treasurer

Accepted in New York, New York,
  as of the date hereof:


PAINEWEBBER INCORPORATED


By:  /s/ Halle J. Benett
   ----------------------------
   Name: Halle J. Benett
   Title: Vice President

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